EXHIBIT 10.3

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement dated as of August 31, 2004, by and between PURE CYCLE CORPORATION, a Delaware corporation (“Pure Cycle”), and OAR, Incorporated, a Colorado corporation (“OAR”), and Willard G. Owens (“Owens”; together, OAR and Owens are referred to herein as “Sellers”).

RECITALS

WHEREAS, Pure Cycle and Sellers are parties to a Comprehensive Amendment Agreement No. 1, dated as of April 11, 1996 (the “CAA”) pursuant to which Pure Cycle is obligated to pay to the parties to the CAA certain proceeds it receives from the sale of Export Water (as defined in the CAA); and

WHEREAS, OAR is in category (a) of Section 2.1 of the CAA and is entitled to receive Gross Proceeds totalling $5,600,000 and Owens is in category (c), (j) and (s)(ii) of Section 2.1 of the CAA and is entitled to receive Gross Proceeds totalling $500,000, $499,800 and $599,333, respectively, under Paragraph 2 of each of these categories of the CAA; and

WHEREAS, Pure Cycle has offered to purchase from Sellers their rights to receive all payments under the CAA at a discount to the face amount of the Gross Proceeds to be received, and Sellers have accepted the offer, on and subject to the terms set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Purchase of CAA Interest. Pure Cycle hereby purchases from Seller, and Sellers hereby sell to Pure Cycle, all of their right, title and interest in the CAA. Sellers hereby unconditionally and irrevocably transfer, assign and convey to Pure Cycle, and Pure Cycle hereby accepts from Sellers, all of Sellers’ rights related to their interest in the CAA as identified in the Recitals hereto, including, without limitation: (i) the right of Sellers to receive monies and other property or assets due and to become due to Sellers with respect to such interest pursuant to the CAA and (ii) all rights of Sellers with respect to such interest and to compel performance and otherwise exercise all remedies thereunder (collectively, the “transferred interest”). Pure Cycle hereby accepts the transferred interest and agrees to be bound by the terms and conditions of the CAA.

2.  Purchase Price. The consideration payable by Pure Cycle to OAR for the transferred interest shall be (i) Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000), payable by wire transfer of immediately payable funds to the bank account specified on Exhibit A attached hereto and (ii) 40,512 shares of common stock (the “Common Stock”) of Pure Cycle to Owens individually (collectively, the “Consideration”). The Common Stock will be issued bearing the legend restricting transfer set forth in Paragraph 7 hereof. At any time after August 31, 2005, Owens may tender such Common Stock to Pure Cycle or its transfer agent in exchange for the same number of shares of Common Stock free of any legend restricting transfer. Such non-restricted shares shall be issued to Owens within ten business days of their being tendered to Pure Cycle or its transfer agent. In any litigation brought pursuant to Pure Cycle’s failure to exchange Stock as called for in this Paragraph, Pure Cycle shall be liable to Owens for the costs of such litigation, including his attorney fees.

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3.  Effect of Purchase. Upon payment to OAR of the cash component of the Consideration and upon issuance to Owens of the Common Stock, all rights of Sellers relating in any way to the CAA will be owned by Pure Cycle. Pure Cycle and the Sellers agree that this Agreement constitutes an assignment to Pure Cycle of all of Sellers’ rights, title and interest in and to the CAA as of the closing date, and as of the closing date the Sellers shall cease to possess any rights with respect to the CAA.

4.  Representations and Warranties.

(a)    Authority.

(i)  Sellers has all requisite right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Sellers. This Agreement is the valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, redemption, reinstatement, and other laws affecting the rights or remedies of creditors generally and (b) general principles of equity.

(ii)  Pure Cycle, through its undersigned representative, has all requisite right, power, authority, and capacity to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by Pure Cycle. This Agreement is the valid and binding obligation of Pure Cycle, enforceable against Pure Cycle in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, redemption, reinstatement, and other laws affecting the rights or remedies of creditors generally and (b) general principles of equity.

(b)  Ownership of Transferred Interest. The transferred interest represents the entire interest of Sellers under the CAA. Sellers own the transferred interest, and pass to Pure Cycle good and marketable title to the transferred interest, free and clear of any lien, encumbrance, pledge, option, charge or assessment of any kind. Sellers have not taken any action to sell or otherwise transfer the transferred interest or to mortgage, hypothecate or otherwise encumber the transferred interest, or to grant any lien, pledge, option, encumbrance, adverse interest or claim of any kind on the incidents of ownership of the transferred interest, including any right of first offer or other contractual obligation.

(c)  No Conflicts.

(i)  Sellers have full right and power to sell, assign and transfer the transferred interest as provided in this Agreement. The execution, delivery and performance by the Sellers of this Agreement does not and will not: (a) conflict with, violate, result in a breach of or constitute a default under any agreement, instrument or obligation to which the Sellers is a party or by which the Sellers is bound; (b) conflict with or violate any order, judgment, decree, statute, rule or regulation applicable to the Sellers; (c) result in the creation or imposition of any Lien against or upon the transferred interest; or (d) require any consent, approval or authorization of, or filing with, any governmental authority or any other third party.

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(ii)  Pure Cycle has full right and power to make the payment and issue the stock as provided in this Agreement. The execution, delivery and performance by Pure Cycle of this Agreement does not and will not: (a) conflict with, violate, result in a breach of or constitute a default under any agreement, instrument or obligation to which Pure Cycle is a party or by which Pure Cycle is bound; (b) conflict with or violate any order, judgment, decree, statute, rule or regulation applicable to Pure Cycle; (c) result in the creation or imposition of any Lien against or upon the transferred interest; or (d) require any consent, approval or authorization of, or filing with, any governmental authority (including, but not limited to the United States Securities and Exchange Commission) or any other third party.

(d)  Investment Representatives. Sellers and Pure Cycle understand that the valuation of interests in the CAA and the common stock of Pure Cycle is uncertain and that such value derives significantly from future transactions and developments that are largely unknown and unknowable. The parties, acknowledge that the Consideration being paid hereunder represents an arms’ length negotiation between Pure Cycle and Owens and represents the fair market value of transferred interest and the Consideration. Owens, on behalf of Sellers, has read and understands the public filings made by Pure Cycle with the Securities and Exchange Commission. In addition, Owens has been given the opportunity to solicit from Pure Cycle all information relevant to valuation of rights under the CAA and regarding Pure Cycle’s business and operations, and has received all the information requested. Owens, on behalf of Sellers, has made an investigation of the pertinent facts related to Pure Cycle, the Common Stock, and the likelihood of payment under the CAA and has reviewed all information regarding Pure Cycle to the extent he deems necessary in order to be fully informed with respect thereto. Owens is acquiring the Common Stock hereunder for his own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Owens is a sophisticated investor, knowledgeable and experienced in securities, financial and business matters and in transactions of this nature, and has made his own assessment of the value of Pure Cycle, Common Stock, and of rights under the CAA. Owens, on behalf of Sellers, is capable of evaluating the merits and risks of this transaction and is able to bear a complete loss of the investment in Pure Cycle Common Stock included herein. The parties understand that subsequent events may prove that values of interests in the CAA and the Common Stock were higher or lower than the valuation indicated by the Consideration paid hereunder.

5.  Release.

(a)  Sellers, on behalf of themselves and their officers, directors, employees, affiliates, and agents, hereby fully and forever release and discharge Pure Cycle and its officers, directors, agents, employees, affiliates, successors and predecessors from any and all claims, demands, proceedings, causes of actions, orders, obligations, contracts, agreements, debts, guarantees, damages, expenses, costs, attorneys’ fees and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Sellers now have, have ever had or may hereafter have against Pure Cycle in connection with, related to or in any way arising out of (i) the Sellers’ interest under the CAA, (ii) the financing transactions pursuant to which Sellers acquired their interest in the CAA and (iii) the business, operations, management, financing, or any other matters relating to Pure Cycle, the Rangeview Metropolitan District, the Export Water, or the property known as the Lowry Range.

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(b)  Pure Cycle, on behalf of itself and its officers, directors, employees and agents, hereby fully and forever releases and discharges Sellers and its officers, directors, agents, employees, affiliates, successors and predecessors from any and all claims, demands, proceedings, causes of actions, orders, obligations, contracts, agreements, debts, guarantees, damages, expenses, costs, attorneys’ fees and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Pure Cycle now has, has ever had or may hereafter have against Sellers in connection with, related to or in any way arising out of (i) the Sellers’ interest under the CAA, (ii) the financing transactions pursuant to which Pure Cycle entered into the CAA and (iii) the business, operations, management, financing, or any other matters relating to Pure Cycle, the Rangeview Metropolitan District, the Export Water, or the property known as the Lowry Range.

6.  Survival. Each of the covenants, representations and warranties of the Sellers and Pure Cycle made herein shall survive the Closing.

7.  Restrictive Legend. The shares of Common Stock issued hereunder shall bear the following (or substantially equivalent) legend on the face or reverse side thereof:

“These shares have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be sold, transferred or otherwise disposed of in the absence of such registration or an exemption therefrom under said Act and such laws and the respective rules and regulations thereunder.”

8.  Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom any waiver or amendment may be sought to be enforced. No action taken pursuant to this Agreement and no investigation by or on behalf of any party hereto shall be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any part of any condition precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition waived.

9.  Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

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10.     Headings and Exhibits. The section, exhibit and other headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

12.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, without giving effect to the principles of conflicts of law of such state.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date set forth above.

SELLERS:	PURE CYCLE CORPORATION
OAR, INCORPORATED

By: /s/ Willard G. Owens	By /s/ Mark Harding
Willard G. Owens, President	Mark Harding, President

WILLARD G. OWENS, individually

/s/ Willard G. Owens

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